CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 14, 2011, relating to the consolidated financial statements and consolidated financial highlights which appear in the November 30, 2010 Annual Report to Shareholders of Legg Mason Strategic Real Return Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Consolidated Financial Highlights”, “The Fund’s Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

March 25, 2011